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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                      WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See           Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)   Exchange Act of 1934, Section 17(a) of the Public Utility
/ / Form 3 Holdings          Holding Company Act of 1935 or Section 30(f) of
    Reported                        the Investment Company Act of 1940
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Shapiro        Robert             F.          Magainin Pharmaceuticals Inc.-MAGN             to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director         10% Owner
     (Last)       (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
    787 Seventh Avenue                             Person (Voluntary)        12/97              ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original          (Check applicable line)
                                                                             (Month/Year)          X Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
    New York,        NY              10019                                                       ----  Reporting Person
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     (City)        (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-    3. Trans-  4. Trans-  5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or       action     action     Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise      (Month/    Code       Securities Ac-   Expiration      Securities            Deriv-
                             Price of      Day/      (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-        Year)                 Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)          -----------------------------------    (Instr. 5)
                                                                                 Date     Expira-            Amount or
                                                                 --------------- Exer-    tion       Title   Number of
                                                                  (A)     (D)    cisable  Date               Shares
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Option to buy                $7.630       5/7/97      A           5,000          5/7/98+  5/7/2007   Common   5,000         0
                                                                                                     Stock
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
 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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     5,000                     D
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Explanation of Responses:

+    Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was May 7, 1997.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Robert F. Shapiro         2/11/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                             **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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